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                                                                   EXHIBIT 10.28


                  ENGINEERING SERVICES AGREEMENT NO. 20-03-003


THIS AGREEMENT made as of the 2nd day of October, 2000 by and between Unisphere Networks Inc., a corporation incorporated under the laws of Delaware, with its principal office located at One Executive Drive, Chelmsford, MA 08124 (hereinafter called "USI") and Siemens Information and Communication Networks, Inc., a corporation incorporated under the laws of Delaware, with its principal office located at 900 Broken Sound Parkway, Boca Raton, Florida, United States of America 33487 (hereinafter called "Siemens"). Collectively, the aforementioned participants to this Agreement shall be called the "Parties", or singularly, as the "Party".

WHEREAS, USI desires to enter into a time and material contract for engineering services (hereinafter called "Services"); and

WHEREAS, Siemens desires to provide such Services on a time and material basis;

NOW THEREFORE, in consideration of the mutual promises contained herein and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1 - PROJECTS

1.1 This Agreement covers the prices for time and material development Services anticipated for two (2) projects:

1.1.1    "LOCAL NUMBER PORTABILITY" (LNP), a software feature enhancement; and

1.1.2 "DIGITAL TONE MODULE VERSION 1 (DTM1)", an application module for the USI SMX-2100 product, comprised of hardware and embedded software supporting Channel Associated Signaling and echo cancellation.

1.2 Siemens shall follow the development procedures as directed by USI. Such procedures shall be provided to Siemens prior to the acceptance and commencement of any project hereunder. When no procedures exist, Siemens personnel will use Siemens procedures where appropriate or will use sound engineering judgement to identify an appropriate course of action.

1.3 Siemens furnished personnel for performance of Services shall be subject to Siemens' direction and control.

1.4 Siemens will provide, at no additional cost to USI, appropriate office and lab facilities at Siemens' facilities to house and support Siemens' personnel performing the Services.

1.5 USI shall provide all necessary hardware and software development tools, documentation, training, SMX-2100 switches, personal computers, test equipment, and emulation equipment.

         USI shall provide timely technical support to Siemens personnel for the projects. Any materials and/or equipment furnished by USI shall be deemed bailed to Siemens, and title thereto shall at all times remain in USI.



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1.6      This technical support shall include training, dependent hardware and software designs, periodic design reviews, software configuration management, and maintenance for USI development tools and processes. All support, tools, equipment or information delivered by USI is provided "AS IS", with no warranty whatsoever.

1.7 Upon the earlier of USI's request or completion of the projects under this Agreement, Siemens will return all USI supplied capital equipment, documentation, software, etc, to USI at USI's expense.

1.8 The delivery schedule for the LNP project will be determined through ongoing discussions between the responsible engineering managers. Regardless of content, Siemens' commitment for engineering services will not extend beyond April 30, 2000.

1.9 The delivery schedule for the DTM1 project will be determined through ongoing discussions between the responsible engineering managers. Regardless of content, Siemens' commitment for engineering services will not extend beyond July 31, 2000. The electronic mail message entitled "DTM1 Schedules and Deliverables", dated March 29, 2000, sent by Brad Bridges (responsible engineering manager at Siemens) to Steve Converse (responsible engineering manager at USI) documents the most recent content and delivery schedule agreement. The final content of the DTM1 project will be determined between the parties prior to July 31, 2000.

1.10 Siemens may agree to provide technical support for the products delivered under this Agreement under terms and conditions to be mutually agreed and set forth in a separate agreement to be executed between the parties.

1.11 Delivery of software under the projects shall include both source and object code, and shall include the final version and all intermediate versions along with all data, codes or other information generated by Siemens under this Agreement or necessary for use by USI to exercise its rights hereunder, including without limitation all routines and subroutines, program materials, flowcharts, notes, outlines, formulae, processes, algorithms and ideas.


ARTICLE 2 - TIME AND MATERIAL PRICES

2.1 During the term of this Agreement, Siemens will provide USI Services at a rate of $77.95 per Staff-hour, which shall be fixed for the term of this Agreement. "Staff-hour" shall mean an hour of engineering labor.

2.2      At no time shall Siemens charge uncompensated overtime to USI.

2.3 Siemens will provide a monthly Staff-hour ramp to USI, which shall be utilized as an estimate for the current month. Siemens will keep written records and make reports about work performed, as may be reasonably requested by USI. Upon termination or expiration of this Agreement, Siemens will deliver to USI, at its request, all such records. Thereafter Siemens will make no further use or utilization of any such material without the prior written consent of USI, except as required by law or generally accepted accounting and record principles.

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2.4      During the term of this Agreement Siemens staff years to be billed shall not exceed eighteen (18). The number of staff years anticipated to complete the projects has been estimated by Siemens, and has been the basic consideration under which this Agreement has been entered into by the parties. The electronic mail messages entitled "DTM1 Estimates", dated "June 28, 1999" sent from Brad Bridges (Siemens) to Mike Regan (USI), and "RE: DTM1 Support/Needs", dated "June 29, 1999" from Mike Regan (USI) to Brad Bridges (Siemens) document the basic considerations for the DTM1 project. The basic considerations for the LNP project have been determined through verbal discussions between Siemens and USI engineering management. Any additional staff year requirements must have prior approval of USI. Siemens shall have no obligation to provide Services in excess of 18 staff years. Should Siemens agree to provide Services over the 18 staff years, such Services shall be provided only on a time and material basis. Siemens also shall have no obligation to provide a minimum of 18 staff years of service. The final delivery content and schedule for the projects will determine the actual staff year effort expended.

         Siemens enters into this Agreement as, and shall continue to be, an independent contractor. Under no circumstances shall Siemens look to USI as Contractor's employer, nor as a partner, agent, or principal. Siemens shall not be entitled to any benefits accorded to USI' s employees including, without limitation, workers compensation, disability insurance, vacation or sick pay or the right to participate in the USI 401(k) Retirement Savings Plan or Employee Stock Purchase Plan. Siemens specifically waives the right to receive any such benefits or participate in any such plans for the term of this Agreement or while the parties agree that Siemens is providing services to USI as a contractor, even if Siemens later becomes or is designated an employee of USI.

2.5 The price of any materials used in the performance of or delivered under this Agreement shall be the cost of the materials to Siemens plus a fee of five percent (5%) of such material cost.


ARTICLE 3 - PAYMENT TERMS

3.1 Siemens shall invoice on a monthly basis. Such invoice will include the number of hours worked per individual per week and all other reasonable information to support the amount billed.

3.2 USI shall pay each undisputed invoice within thirty (30) days of receipt thereof. USI shall have seven (7) business days from date of receipt of invoice to dispute any charges after which time such charges will be understood as accepted.

3.3 Any additional charges such as travel and materials utilized by Siemens as a result of this Agreement shall be billed separately to USI. All such charges shall be approved in advance by USI and paid within thirty
         (30) days of receipt of invoice.

3.4 USI will pay for all travel and travel expenses required of Siemens staff during this Agreement. Travel must be approved in advance by USI.


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3.5      USI will pay for all other incidental costs incurred by Siemens staff which are directly related to and necessary for the completion of the projects. Expenses in excess of $1,000 must be approved in advance. Expenses are to be submitted directly to USI on a form to be mutually agreed.


ARTICLE 4 - INTELLECTUAL PROPERTY RIGHTS

4.1 USI shall own all intellectual property and inventions created in the process of performing work under this Agreement. Subject to the limited grant-back provisions set forth in Section 4.2 below, Siemens hereby irrevocably assigns to USI all right, title and interest in and to all ideas, inventions, discoveries, improvements and other know-how or rights that are discovered, developed, created or conceived by Siemens in performing its work under this Agreement, and all intellectual property rights therein, including without limitation any and all copyrights, patent rights or trade secrets (hereinafter collectively "Intellectual Property").

4.2 USI hereby grants to Siemens a fully paid-up, royalty-free, non-exclusive, worldwide, irrevocable license to use, make, have made and sell and sublicense Intellectual Property associated with LNP and Intellectual Property associated with the following aspects of the DTM1:

         (i)    the Echo Cancellation Daughtercard; and

         (ii) all application and control software developed by Siemens for the DTM1 MPC8260 processor; and

         (iii) all application and control software developed by Siemens for the DTM1 Digital Signal Processor(s) (Section 4.2 collectively hereinafter the "Grantback License").

4.3 The Grantback License is expressly subject to the following exclusions, conditions and limitations:

         (i) USI grants no rights to any third party software, hardware or technology pursuant to the Grantback License, and Siemens agrees that if any third party rights or licenses are required in order to enable Siemens to exploit the Grantback License, Siemens shall be solely responsible for securing such rights or licenses directly with the applicable third party(ies); and

         (ii) Notwithstanding anything which may be construed to the contrary in this Agreement, in no event shall the Grantback License confer upon Siemens any right, title or interest in or to the SMX-2100 hardware or software, the NMC-SMX (Sentry) Element Management System hardware or software, or any intellectual property rights therein.

4.4 Siemens agrees, at USI's expense, to assist in the preparation and prosecution of any patent or copyright application and to execute and cause its employees to execute all applications for patents and/or copyrights, domestic and foreign, assignment and other papers necessary to secure and enforce rights related to work performed under this Agreement. Siemens agrees to obtain or has obtained written assurances from its employees and


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         contract personnel of their agreement to the terms hereof. If Siemens delivers products or designs containing intellectual property owned by Siemens and not created during the performance of this Agreement, Siemens hereby grants USI a fully-paid, royalty-free, non-exclusive, worldwide, irrevocable license to use and to sublicense such intellectual property for use only in the LNP and DTM1 products. USI shall continue to retain all rights in any intellectual property it provided to Siemens to perform the work under this Agreement and Siemens does not acquire any rights in such intellectual property.


ARTICLE 5 - CONFIDENTIAL INFORMATION

5.1 Each Party shall maintain the confidentiality of the other Party's confidential information and shall not, without the other Party's prior written consent, (a) use such confidential information in any manner not authorized under this agreement, or (b) disclose any such confidential information in any form to any person, except to its employees whose access is necessary in connection with the performance of this Agreement. "Confidential Information" means any business or technical information of either Party, that (a) is provided to the other Party in connection with this Agreement, (b) concerns the Party's business, methods, plans, designs, procedures, systems operations, or technology, research, marketing, sales, customer or financial data, and
         (c) has been identified in writing as being proprietary to a Party or marked "proprietary" or "confidential" or, if disclosed orally, is confirmed subsequently in writing to be confidential or proprietary. Confidential Information does not include any information that is or becomes publicly disclosed by a Party or lawfully by a non-party to this Agreement or which is disclosed pursuant to legal process provided that prompt notice is provided to the disclosing party so as to enable the disclosing party to seek relief from the disclosure.

5.2 Siemens shall use USI supplied hardware, software and supporting documentation only for the purpose of developing the products described in this agreement. Unless otherwise mutually agreed as set forth in a written modification to this Agreement signed by both parties, USI does NOT grant rights for any other use.


ARTICLE 6 - WARRANTIES AND DISCLAIMER


6.1 With the exception of willful misconduct, or negligent assembly or design, all deliverables under this Agreement will be delivered "AS IS" without warranty of any kind. Siemens' sole obligation and USI's sole remedy in the event of breach of this warranty shall be the replacement or repair of defective hardware and the redesign in accordance with standard design procedures of the affected software. SIEMENS SPECIFICALLY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, AND FREEDOM FROM PATENT AND COPYRIGHT INFRINGEMENT.




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ARTICLE 7 - INDEMNIFICATION


7.1 Siemens agrees, at its expense, to defend USI in any suit, claim or proceeding brought against USI alleging that any equipment manufactured by Siemens or software or design created by Siemens and furnished hereunder directly infringes any U.S. Letters Patent, copyright or other intellectual property rights, provided Siemens is promptly notified, given assistance required, and permitted to direct the defense. Siemens agrees to pay any judgment based on infringement rendered in such suit by final judgment of a court of last resort, but Siemens shall have no liability for settlements or costs incurred without its consent. In addition, and by way of limitation, should the use of any such equipment or software by USI be enjoined, Siemens' only obligation is to refund to USI the price paid for the infringing item or design as complete damages for the loss of future use of the infringing item or design. The foregoing states the entire liability of Siemens for patent or copyright infringement or for any breach of warranty of noninfringement, express or implied. The foregoing indemnity shall not apply and USI agrees to indemnify Siemens in a manner fully equivalent to the foregoing in any suit, claim or proceeding brought against Siemens in which and to the extent the alleged infringement arises from equipment, software, data or design made to the specification or design of USI or from the modification of the equipment, software, data or design by anyone other than Siemens or the combination of any equipment or software purchased pursuant to this contract with products or software supplied by USI or others.

ARTICLE 8 -  LIMITATION OF LIABILITY

 8.1 Each party's entire liability arising out of or in connection with this Agreement, regardless of the form of action, whether based on contract or tort, including negligence, including, without limitation the furnishing, the failure to furnish or the quality of any Service, shall in no event exceed the amount paid by USI under this Agreement. The foregoing limitation of liability shall not apply to loss, damages or liabilities arising out of Sections 5 or 7.1 above.

8.2 IN NO EVENT WILL EITHER PARTY BE LIABLE FOR DAMAGES HEREUNDER IN RESPECT OF SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL LOSS, (EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS) INCLUDING, BUT NOT LIMITED TO, LOST BUSINESS REVENUE, LOSS OF PROFITS, LOSS OF DATA, FAILURE TO REALIZE EXPECTED PROFITS OR SAVINGS OR ANY CLAIM AGAINST CUSTOMER BY ANY OTHER PERSON.


ARTICLE 9  -  NOTICES


9.1 Any notices or demands that are required by law or under the terms of this Agreement shall be given or made by a Party in writing and shall be given by hand delivery, facsimile or similar communication, or by certified or registered mail, and addressed to the respective Party set forth below. Such notices shall be deemed to have been given in the case of facsimile or similar communications when delivered, and in the case of certified or registered mail, five (5) days after the date when mailed postage prepaid.


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         To USI:     Unisphere Networks, Inc
                     One Executive Drive
                     Chelmsford, MA 01824
         Attention:  Michael Regan, Vice President of Engineering

         To Siemens: Siemens Information and Communication Networks, Inc.
                     900 Broken Sound Parkway
                     Boca Raton, Florida  33487
         Attention:  Manager of Contracts

     The above addresses may be changed at any time by giving thirty (30) days prior written notice.

ARTICLE 10  - AGREEMENT TERM

10.1 The term of this Agreement shall commence July 1, 1999 and end July 31, 2000. Siemens and USI may, subject to Article 13.1, extend the content and duration of the noted projects or extend this Agreement for additional projects, under terms and conditions to be mutually agreed.

ARTICLE 11 - ASSIGNMENT

11.1 Neither party shall assign or otherwise transfer its rights or obligations under this Agreement except with prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, either Party may assign this Agreement to any present or future affiliate, subsidiary, parent corporation or successor in interest to substantially all of the business assets without securing the consent of the other Party and may grant to any such assignee the same rights and privileges granted under this Agreement. Any attempted assignment not assented to in the manner as prescribed herein shall be void.

ARTICLE 12  - CHOICE OF LAW

12.1 The laws of the Commonwealth of Massachusetts excluding its Choice of Law rules shall govern this Agreement.


ARTICLE 13  - ENTIRE AGREEMENT


 13.1 This Agreement constitutes the entire agreement between the Parties with respect to the subject matter contained herein, superseding all previous agreements pertaining to such subject matter, and may be modified only by an amendment executed in writing by both Parties.



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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the day first above written.




UNISPHERE NETWORKS INC.                     SIEMENS INFORMATION AND
                                            COMMUNICATION NETWORKS, INC.





By: /s/ Michael D. Regan                   By: /s/ Dieter Diehn
    -------------------------------------      -----------------------------

Michael D. Regan
Vice President Engineering




                                                         Agreement No. 20-03-003